Exhibit A

SECURITIES PURCHASE AGREEMENT

        SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of March 27, 2008, by and among STINS COMAN INCORPORATED, a company incorporated under the laws of the state of Russia (the “Purchaser”) and the sellers listed on Schedule I hereto (each a “Seller” and collectively, the “Sellers”) W I T N E S S E T H:

        WHEREAS, the Sellers own an aggregate of 5,122,521 ordinary shares, par value NIS 0.10 per share (“Ordinary Shares”), of RIT Technologies Ltd., a company organized under the laws of the State of Israel (the “Company” and the “Securities”, respectively) as set forth on Schedule I hereto; and

        WHEREAS, subject to the terms and conditions set forth in this Agreement, the Purchaser desires to Purchase the Securities from the Sellers and the Sellers desire to sell the Securities to the Purchaser.

        NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Sellers agree as follows:

1.     DEFINITIONS

        As used in this Agreement, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

        “Aggregate Purchase Price” shall mean the amount equal to the Per Share Price multiplied by the number of Securities set forth on Schedule 1.

        “Affiliate” of a specified Person shall mean a Person that directly or indirectly controls or is controlled by, or is under common control with, such specified Person. For this purpose, “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

        “Black-Scholes Value” of a Warrant as of any date of determination shall mean the value of a warrant to purchase an Ordinary Share calculated using the Black-Scholes option pricing model with the following variables:

        Expected Life: equal to the then-existing term until the expiration of the Warrant.

        Volatility: means the 90-day volatility of the Ordinary Shares as of the trading day ending immediately prior to the date of determination as published by Bloomberg, L.P. or, if such calculation is not published by Bloomberg, L.P. or its successor as of the date of determination, as mutually agreed to between the Purchaser and the Seller.

        Risk Free Interest Rate: then-existing yield on US treasury securities having a remaining maturity equal to the remaining term of the Warrants (without giving effect to periods of less than one month).

        “Business Day” shall mean a day other than a Friday, Saturday, Sunday or other day on which banks in the State of Israel or the State of New York are not required or authorized to close.

        “Encumbrances” shall mean mortgages, charges, pledges, security interests, liens, encumbrances, actions, claims, demands, voting trusts, voting agreements, rights of first offer or refusal, any third party rights and equities of any nature whatsoever and howsoever arising and any rights or privileges capable of becoming any of the foregoing.

        “Escrow Agreement” shall mean the Indemnification Escrow Agreement in the form of Exhibit A hereto.

        “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

        “Governmental Authority” shall mean any agency, department, court or any other administrative, legislative or regulatory authority of any U.S., Israeli or other governmental body.

        “Person” shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

        “SEC” shall mean the Securities and Exchange Commission.

        “Securities Act” shall mean the Securities Act of 1933, as amended.

        Except as otherwise indicated, all references in this Agreement to “$” or “dollars” shall be to US dollars (US$)

2.     PURCHASE AND SALE OF SECURITIES

2.1	Purchase and Sale of the Securities.

    (a)        Subject to the terms and conditions set forth in this Agreement and in reliance upon each party’s representations set forth below, on the Closing Date, the Purchaser shall purchase from each Seller and each Seller shall sell, transfer, convey and deliver to the Purchaser, free and clear of all Encumbrances and restrictions, other than such restrictions set forth in this Agreement or any document attached or ancillary thereto, including, without limitation, the restrictions listed in Section 4.2 hereto, the Securities set forth opposite such Seller’s name on Schedule I hereto for the consideration specified in Section 2.1(b) below.

(b) The purchase price for the Securities shall be US $0.86 (eighty six cents) per Ordinary Share (the “Per Share Price”).

2.2	Closing and Sale of Securities.

    (a)        The closing of the sale and purchase of the Securities (the “Closing”) shall take place subject to the satisfaction or waiver (as and if applicable) of all the conditions set forth in Sections 6 and 7, and simultaneously with the closing of the Special Tender Offer (the “Closing Date”), at the offices of Goldfarb, Levy, Eran, Meiri, Tzafrir & Co. or such other location as the parties shall mutually agree.

(b) At the Closing, the parties shall deliver or shall cause to be delivered the following:

(i) each Seller shall deliver or cause to be delivered to the Escrow Agent (as defined in the Escrow Agreement):

(A) original certificates and instruments evidencing the Securities, and

    (B)        instruments of sale, transfer, conveyance and assignment of the Securities set forth in Schedule 1 in form of Exhibit B hereto, including, without limitation (and without derogating from the Sellers obligation to comply with any additional Transfer Agent’s demands regarding the recording), opinion of US Counsel, Medallion Guaranteed Stock Powers, original share certificates representing the Securities and letter of instructions to the Transfer Agent (the items mentioned in sub-clauses (A) and (B) shall be referred to collectively as the “Conveyance Documents”).

(ii) the Purchaser shall deliver (the “Purchaser Closing Deliverables”):

    (A)        the Aggregate Purchase Price by wire transfer of immediately available funds to the account of the Escrow Agent set forth in the Escrow Agreement or to such other account as specified in writing by the Escrow Agent and the details of which are received by the Purchaser no later than 2 Business Days prior to the Closing;

and

(B) an undertaking to the Israeli Office of Chief Scientist in the form of Exhibit D hereto.

    (iii)        Each party shall submit and present to the other party any instrument needed to satisfy and evidence the fulfillment of all of the conditions to Closing set out in clause 6 and 7, in form and substance satisfactory to each party. The Parties shall immediately notify due fulfillment to the Escrow Agent.

(iv) The Escrow Agent shall promptly notify both parties of receipt of all documents deliverable to the Escrow Agent as set out in this sub clause 2.2(b).

(c) Upon the satisfaction of the obligations heretofore, and subject to the terms and provisions of the Escrow Agreement, the Escrow Agent shall:

(i) release the Conveyance Documents to the Purchaser and provide sufficient details of the Transfer Agent including a contact man, and

(ii) distribute to each Seller its respective share of the Aggregate Purchase Price as set forth in Schedule I hereto to the account of such Seller set forth in the Escrow Agreement.

3.     REPRESENTATIONS AND WARRANTIES OF THE SELLERS

        Each Seller, for itself and for no other Seller, hereby represents and warrants to the Purchaser as of the date hereof and the Closing Date, as follows:

    3.1        Organization. If such Seller is not an individual, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

    3.2        Authorization; Enforcement. If such Seller is not an individual, such Seller has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery by such Seller of this Agreement and the consummation by it of the transactions contemplated hereby has been duly authorized by all necessary action on the part of such Seller and no further action is required by such Seller. This Agreement has been duly executed by such Seller and constitutes the valid and legally binding obligation of such Seller, enforceable against it in accordance with its terms.

    3.3        Ownership of Securities. Such Seller is the sole record owner and legal owner of the Securities set forth opposite such Seller’s name on Schedule I, has good, valid and marketable title to such Securities free and clear of all Encumbrances and is conveying such Securities to the Purchaser free and clear of all Encumbrances that it may have created or suffered to exist, and subject to the representations of the Purchaser there is no restriction and or any other impediment to the transfer, sale and/or record of the Securities in the name of the Purchaser.

    3.4        Exempt Offering. Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 4.2, the offer and sale of the Securities as contemplated hereby are exempt from the registration requirements of the Securities Act. Neither such Seller nor any Person acting on its behalf has taken or is, to the knowledge of such Seller, contemplating taking any action which could subject the offering or sale of such Securities to the registration requirements of the Securities Act. Neither such Seller, nor any of its Affiliates, nor any Person acting on their behalf, has engaged, nor will they engage, in any “direct selling efforts” (within the meaning ascribed to such term in Regulation S promulgated under the Securities Act (“Regulation S”) in the United States with respect to the sale of the Securities. The sale of the Securities by such Seller is not part of a plan or scheme to evade the registration requirements of the Securities Act.

    3.5        Consents. The execution, delivery and performance by the Sellers of this Agreement and the consummation of the transactions contemplated hereby, require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than as listed in Schedule 3.5 hereto and the filings that have been made pursuant to applicable state securities laws and post-sale filings pursuant to applicable state and federal securities laws which the Sellers undertake to file within the applicable time periods.

    3.6        No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate (A) to the Sellers’ knowledge, any statute, law regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which the Sellers are subject or (B) any provision of the Sellers’ organizational documents (each as amended through the date hereof) or (ii) require any notice or consent under, any agreement to which the Sellers are a party or by which the Sellers are bound or result in a breach or violation thereof.

    3.7        No further representations. Except for the representations and warranties of Sellers contained in this Agreement, Sellers are not making and have not made, and no other person is making or has made on behalf of Sellers, any express or implied representation or warranty in connection with this Agreement, the Securities, the Company or the transactions contemplated hereby, and no person is authorized to make any such representations and warranties on behalf of Sellers.

4.     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        The Purchaser hereby represents and warrants to the Sellers, as of the date hereof and the Closing Date, as follows:

    4.1        Organization; Authorization; Enforcement. The Purchaser is a private company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The purchase by the Purchaser of the Securities has been duly authorized by all necessary action on the part of the Purchaser. This Agreement has been duly executed by the Purchaser and constitutes the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

    4.2        Exempt Offering.

    (a)        The Purchaser understands and agrees that the Securities have not been registered under the Securities Act and may not be offered to sell or sold by the Purchaser except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Purchaser warrants that neither it nor any of its Affiliates nor any Person acting on their behalf has offered to sell or sold, or will offer to sell or sell, any Securities except in an “offshore transaction” in accordance with Regulation S or otherwise pursuant to an exemption from the Securities Act or following a registration of the Securities. The Purchaser agrees not to engage in hedging transactions with regard to the Securities, unless in compliance with the Securities Act.

        The Purchaser understands and agrees that a legend in substantially the following form will be placed on each certificate representing the Regulation S Shares (or any other securities issued in respect of such Regulation S Shares upon any stock split, stock dividend, recapitalization, merger, or similar event):

        THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. TRANSFER OF SUCH SECURITIES IS PROHIBITED EXCEPT (A) IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, (B) PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR (C) PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

    (b)        The Purchaser is an experienced investor and is purchasing the Securities for the purpose of investment for its own account and not with a view to distribution or resale, directly or indirectly, to United States persons, in the United States or otherwise in violation of the United States securities laws, without prejudice, however, to the Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Securities in compliance with applicable securities laws. The Purchaser is not currently (and was not, at the time the Securities were offered to him) located in the United States and is not and was not, and is not purchasing the Securities for the account or benefit of, a “U.S. person” (as defined in Regulation S).

(c) The contemplated purchase of the Securities is not part of a plan or scheme to evade the registration provisions of the Securities Act.

    4.3        No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any (A) statute, law regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which the Purchaser is subject or (B) any provision of the Purchaser’s organizational documents (each as amended through the date hereof) or (ii) require any notice or consent under, any agreement to which the Purchaser is a party or by which the Purchaser is bound.

5.     ADDITIONAL COVENANTS OF THE PARTIES

    5.1        Warrants. As of the Closing Date, the Sellers will hold warrants exercisable for shares as set forth in Schedule 2 hereto (the “Warrants”). Each of the Sellers, severally and not jointly, hereby undertakes to provide the Purchaser with a seven (7) days first refusal notice prior to the date of exercise of a Warrant or the transfer of a warrant to any non-Affiliate Transferee (the “Transaction Date”) in accordance with the Offer Procedure set forth below, under which the Purchaser shall be entitled to purchase such Warrants at the then current value Black-Scholes Value of the Warrants to be exercised or transferred (the “Warrant Purchase Price”).

The purchase of Warrants shall be offered to the Purchaser in accordance with the following Offer Procedure: At least seven (7) days prior to the Transaction Date, the Seller shall send a written notice (the “Notice”) to the Purchaser, at its address listed in Section 8.3 below (or any other address as shall be advised in writing by the Purchaser to the Seller) of its intent to exercise or transfer the Warrant(s), the intended Transaction Date, the number of warrant shares into which such Warrant(s) is(are) exercisable (if applicable) and the Black-Scholes Value of each Warrant (along side the formula resulted in such value). The Purchaser shall, within up to four (4) days from receipt of such Notice, advise the Seller in writing of its intent to purchase any or all such Warrant(s); provided, however, that if no notice is received by the Sellers upon the expiration of such four-day period, the Purchaser shall be deemed to have rejected the offer to purchase the Warrant(s) in accordance with this Section 5.1. Provided further, that in no event shall any Seller be obligated to exercise or transfer any Warrant following the sending of the Notice, however, in the event that the Warrant is not exercised or transferred until the date set forth in the Notice, the Seller shall be required to comply with the Offer Procedure prior to the exercise or transfer of such Warrant.

In the event that the Purchaser shall choose to exercise his right to purchase the Warrants as set forth in this Section 5.1, the closing of the sale and purchase of the Warrants, shall be held on the Transaction Date, or any other date agreed to by the Purchaser and the Seller(s) holding the Warrant(s), as follows:

(i) The Seller(s) shall deliver or cause to be delivered to an escrow agent appointed by the parties (the “Warrant Escrow Agent”):

(A) original certificates and instruments evidencing the Warrant(s), and

    (B)        instruments of sale, transfer, conveyance and assignment of the Warrant(s) in form of Exhibit E hereto (the items mentioned in sub-clauses (A) and (B) shall be referred to collectively as the “Warrant Conveyance Documents”).

    (ii)        the Purchaser shall deliver to Warrant Escrow Agent an amount equal to the Black-Scholes Value multiplied by the number of Warrant Shares represented by the sold Warrants (the “Aggregate Warrant Price”) by wire transfer of immediately available funds to the account of the Warrant Escrow Agent set forth in the escrow agreement to be entered into by the seller(s) of the Warrant(s), the Purchaser and the Warrant Escrow Agent (the “Warrant Escrow Agreement”) or to such other account as specified in writing by the Warrant Escrow Agent and the details of which are received by the Purchaser no later than 2 Business Days prior to the Closing.

(iii) Subject to the terms and provisions of the Warrant Escrow Agreement, the Escrow Agent shall:

(A) release the Warrant Conveyance Documents to the Purchaser upon receipt of the Aggregate Warrant Purchase Price, and

(B) distribute to each Seller its respective share of the Aggregate Warrant Purchase Price as shall be set forth in Warrant Escrow Agreement.

The obligations of the Seller to comply with the Offer Procedure and the Purchaser’s right to purchase Warrants in accordance with the provisions of this Section 5.1 shall terminate and be of no further force and effect in the event that this Agreement terminates due to breach by the Purchaser.

    5.2        Directors and Officers Insurance. Following the Closing, Purchaser shall use its voting power as a shareholder to cause Company to maintain in effect a policy or policies of officers’and directors’ liability insurance for any acts or omissions occurring prior to the Closing with respect to those persons who are currently covered by the Company’s existing directors and officers liability insurance (“Existing D&O Insurance”), in connection with claims arising from acts or events which occurred before the Closing, with coverage in amount and scope at least as favorable as the Existing D&O Insurance coverage and for a period of seven (7) years after the Closing; provided, however, that, if the Existing D&O Insurance expires, is terminated or cancelled, in each case during such seven (7) year period, the Purchaser shall cause the Company to use commercially reasonable efforts to obtain D&O insurance in such amount and scope as can be obtained for the remainder of such period (relating to said pre closing events) .

    5.3        Further Assurance. Each of the parties shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby. Each such party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing as promptly as practicable.

    5.4        Publicity and Confidentiality. The parties shall not disclose the terms of this Agreement to any third party (except to the Purchaser’s Bank: “SOBINBANK” of 15 Rochdelskaya St., Moscow Russia) ), nor issue any press release, publicity statement or other public notice relating to this Agreement or the transactions contemplated by this Agreement without first obtaining the prior consent of the other parties to this Agreement, provided that a party may, without such consent, make such filings and publications or give such notices as may be required by law or the applicable rules of any stock market.

    5.5        Tax. The Purchaser shall pay the Purchase Price payable pursuant to this Agreement to the Sellers without any deduction or withholding under any applicable law.

    5.6        Notice of Changes. The parties undertake to notify each other promptly upon any change affecting any of their respective representations and warranties in this Agreement or their ability to perform any of their respective obligations hereunder.

    5.7        Severability Among the Sellers. This Agreement is drafted as one Agreement between the Purchaser and the Sellers as a group, for the sake of convenience only. However, it is confirmed and agreed that there shall be no joint liability among the Sellers, and a failure to perform by one Seller shall not be attached to any other Seller, and that, subject to the other terms of this Agreement, the Purchaser shall not be entitled to rescind or terminate this Agreement as to those Sellers who have performed their obligations hereunder.

    5.8        Governmental Consent and Notification. The Sellers shall use their best efforts to cause the company to send a notification to the Israeli Office of Chief Scientist in proper form. The Sellers shall use reasonable best efforts to cause the Company to seek the approval of the Investment Center to the transactions described herein.

    5.9         Termination. This Agreement may be terminated by the Purchaser, on the one hand, or the Sellers, on the other hand: (i) if the Closing shall not have occurred by no later than 180 days from the date of this Agreement, or such later date as may be agreed upon in writing by the parties hereto; provided, however, that the right to terminate this Agreement under this Section 5.9 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in the failure of the Closing to occur on or before such date, or (ii) upon a material breach of this Agreement by the other party, which, if curable, is not cured within fifteen (15) Business Days following a written notice of breach by the breaching party, except that the Purchaser shall not be entitled to rescind or terminate this Agreement as to those Sellers who have performed their obligations hereunder No such termination shall relieve any party from liability for any prior breach and/or misrepresentation of this Agreement.

6.     THE PURCHASER’S CLOSING CONDITIONS

        The obligation of the Purchaser to purchase the Securities on the Closing Date, as provided in Section 2 hereof, shall be subject, in the absence of a written waiver by the Purchaser, to the performance by each Seller of its agreements theretofore to be performed hereunder and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

    6.1        Representations and Warranties. The representations and warranties of each Seller contained in this Agreement shall be true and correct in all respects on and as of the Closing Date as though such warranties and representations were made at and as of such date.

    6.2        Compliance with Agreement. Each Seller shall have performed and complied in all respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by it prior to or on the Closing Date.

    6.3        Injunction. There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

    6.4        Consents. All governmental or any other Person’s consents required for the consummation of this Transaction shall have been obtained prior to the Closing, including, without limitation, the approval of the Israeli Investment Center and the Israeli Office of Chief Scientist.

    6.5        Each Seller on its behalf, shall have delivered a signed certificate dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections 6.1, 6.2, 6.3 and 6.4 of this Section 6, and certifying also as to the signatures and authority of persons signing this Agreement on behalf of each Seller in the form of Schedule 6.5 hereto.

7.     THE SELLERS’CLOSING CONDITIONS

        The obligation of the Sellers to sell the Securities on the Closing Date, as provided in Section 2 hereof, shall be subject, in the absence of a written waiver by the Sellers, to the performance by the Purchaser of its agreements theretofore to be performed hereunder and to the satisfaction, prior thereto or concurrently therewith, of the following further conditions:

    7.1        Tender Offer. The completion (to the sole and complete satisfaction of the Sellers) of a Special Tender Offer as defined in the Israeli Companies Law, 1999, and any applicable regulations (the “Special Tender Offer”) for the purchase by the Purchaser of shares (not including the securities purchased hereunder) representing at least five percent (5%) of the voting rights in the Company. The Purchaser hereby undertakes to commence the Special Tender Offer as promptly as possible and in any event within up to thirty (30) days from the date hereof. The price per share in such Special Tender Offer shall be at least the higher of: (i) eighty six cents ($0.86) and (ii) an amount equal to hundred and fifteen percent (115%) of the closing sale price of one Ordianry Share on the last trading day prior to the commencement of the Special Tender Offer.

    7.2        Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true on and as of the Closing Date in all respects as though such warranties and representations were made at and as of such date.

    7.3        Compliance with Agreement. The Purchaser shall have performed and complied in all respects with all agreements, covenants and conditions contained in this Agreement which are required to be performed or complied with by it prior to or on the Closing Date.

    7.4        Injunction. There shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the transactions provided for herein or any of them not be consummated as herein provided.

    7.5        Governmental Consents. All governmental consents required for the consummation of this Transaction shall have been obtained prior to the Closing.

8.     MISCELLANEOUS

    8.1        Governing Law.

    (a)        All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced solely in accordance with the internal laws of the State of Israel, without regard to the principles of conflicts of law thereof. The competent courts in the district of Tel-Aviv-Yaffo shall have exclusive jurisdiction over any dispute arising under or in connection with this Agreement, and each party hereto hereby irrevocably submits to the exclusive jurisdiction of such courts.

    8.2        Paragraph and Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

    8.3        Notices

    (a)        All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by a U.S.- based overnight courier or by registered mail or certified mail, postage prepaid:

if to the Purchaser:

STINS COMAN INCORPORATED
126 Pervomayskaya St., Moscow, Russia 105203
Tel: + 7 495 231- 3040 Fax: + 7 495 465-9034

each notice to the Purchaser, with a copy to (which shall not constitute notice):
Michael Orion Law offices
72 Weizmann Street, Israel 62308
Tel: + 972- 3 5441937 Fax: +972-3- 5441870
Attention: Michael Orion, Adv.

if to the Sellers: to the addresses set forth in Schedule II.

each notice to the Sellers, with a copy to (which shall not constitute notice):

Goldfarb, Levy, Eran, Meiri & Co.
2 Weizmann Street
Tel-Aviv 64239, Israel
Facsimile: +972-3-608-9808
Attention: Ashok Chandrasekhar, Adv.

    (b)        Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery (of if such date is not a Business Day, on the next Business Day); if mailed by courier, on the second Business Day following the date of such mailing; and if mailed by registered or certified mail, on the fifth Business Day after the date of such mailing, all the above are subject to the showing of an actual delivery confirmation.

    8.4        Expenses. The parties acknowledge that, unless otherwise provided herein, all costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby are the sole responsibility of each respective party and the parties will pay their respective costs and expenses.

    8.5        Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties. No party shall be entitled to assign this Agreement without the consent of the other parties.

    8.6        Entire Agreement; Amendment and Waiver. This Agreement constitutes the entire understandings of the parties hereto and supersedes all prior written and oral agreements or understandings with respect to the subject matter hereof among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Sellers and the Purchaser.

    8.7        Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

    8.8        Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

    8.9        Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Purchaser and the Sellers will be entitled to specific performance under this Agreement.

    8.10        No Third-Party Beneficiaries. Except as otherwise set forth herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assignees.

[SIGNATURE PAGES IMMEDIATELY FOLLOW]

        IN WITNESS WHEREOF the parties have signed this Securities Purchase Agreement as of the date first hereinabove set forth.

THE PURCHASER:

/s/ Boris Granovskiy

STINS COMAN INCORPORATED

By:    Boris Granovskiy
Title: Director

[First Signature Page to the Securities Purchase Agreement (RIT Technologies Ltd.)
March 27 , 2008]

THE SELLERS:

/s/ Yehuda Zisapel

Yehuda Zisapel

/s/ Yehuda Zisapel

Retem Local Networks Ltd.

By: Yehuda Zisapel

Title: Director

/s/ Zohar Zisapel

Zohar Zisapel

/s/ Zohar Zisapel

Lomsha Ltd.

By: Zohar Zisapel

Title: Director

/s/ Meir Barel

Dr. Meir Barel

[Second Signature Page to the Securities Purchase Agreement (RIT Technologies Ltd.)
March 27, 2008]

Schedule I

The Sellers

Seller Name	Number of Securities Sold & Transferred	Aggregate Purchase Price (UD $)

Yehuda Zisapel
24 Raoul Wallenberg
Street, Tel-Aviv 69719
Israel	1,170,299	$1,006,457
Retem Local Area Networks Ltd.
An Israeli Company No.
51-104931-4 from 24 Raoul
Wallenberg Street,
Tel-Aviv 69719, Israel	1,335,650	$1,148,659
Lomsha Ltd. an Israeli
Company No.51-188784-6
from 24 Raoul Wallenberg
Street, Tel-Aviv 69719,
Israel	403,571	$347,071
Zohar Zisapel
from 24 Raoul Wallenberg
Street
Tel-Aviv 69719, Israel	1,445,000	$1,242,700
Dr. Meir Barel
[Address]	768,001	$660,481

Total	5,122,521	$4,405,368

Schedule II

Warrants Held By the Sellers

Seller Name	Warrant Number	Shares into which the Warrant is exercisable

Yehuda Zisapel
24 Raoul Wallenberg Street, Tel-Aviv
69719 Israel		201,786

Retem Local Area Networks Ltd.
An Israeli Company No. 51-104931-4
from 24 Raoul Wallenberg Street, Tel-Aviv 69719, Israel		0

Lomsha Ltd. an Israeli Company
No.51-188784-6 from 24 Raoul
Wallenberg Street, Tel-Aviv 69719,
Israel		100,893

Zohar Zisapel
from 24 Raoul Wallenberg Street
Tel-Aviv 69719, Israel		0

Dr. Meir Barel
[Address]		0

Total		302,679